Exhibit 10.1

EMPLOYEE AT WILL, NON-DISCLOSURE, AND DEVELOPMENT ASSIGNMENT AGREEMENT

This Employee At Will, Non-Disclosure, and Development Assignment Agreement (“Agreement”) is entered into on May 14, 2021, between Scott’s Liquid Gold-Inc. and Tisha Pedrazzini (“Employee” or “you”).

RECITALS

We (as defined below) wish to employ you for a period of 12 months, and you wish to be employed by us for that period of time. In connection with your services as an employee, you have had or will have access to or be provided with Confidential Information that is important to either our business or our customers. As a condition of your employment or continued employment, we and you wish to set forth the terms concerning the use and disclosure of the Confidential Information, as well as the ownership of Developments as defined below.

AGREEMENT

In consideration of your employment or continued employment with us, the compensation received by you from us from time to time, the mutual promises stated in this Agreement, and other good and valuable consideration, we and you agree as follows:

1.Definitions. The following terms shall have the meanings assigned below:

(a) “Cause” means you have (i) engaged in gross negligence, gross incompetence or willful misconduct in the performance of your duties; (ii) refused without proper reason to perform the material duties and responsibilities required of you by the Company; (iii) willfully engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (iv) committed an act of fraud, embezzlement or breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate); (v) been charged, through indictment or criminal complaint, entry of pretrial diversion or sentencing agreement, or convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or (vi) engaged in dishonesty that is materially injurious to Company.

(b) “Company,” “us,” “our” or “we” means Scott’s Liquid Gold-Inc., any and all present or future subsidiaries (whether direct or indirect) of Scott’s Liquid Gold-Inc. and any successor to Scott’s Liquid Gold-Inc. or its businesses.

(c) “Confidential Information” means any non-public information, whether written, verbal, electronic, or otherwise, that has been, or after the date hereof may be furnished or disclosed by us, our other employees, our consultants or our agents to you, or that is accessible by you, however documented, including, but not limited to the following:

(i) any information pertaining to or regarding our business, financial statements, budgets, projections, financial condition, sales, strategies, forecasts, operations, properties, customer lists, prospective customer lists, databases, access codes and similar security information and procedures;

(ii) any technical information, ingredients of products, formulas, compositions, processes, inventions, developments, designs, sketches, drawings, samples, improvements, current and planned manufacturing or distribution methods and processes, price lists, market studies, business plans, trade secrets, market data, know-how, discoveries, software, computer programs or research relating to our past, present or future business;

(iii) any information belonging to or provided by our customers or regarding our customers; and

(iv) any information belonging to or provided by any of our vendors, suppliers or consultants.

The term "Confidential Information" shall not include any of the foregoing information that is in the public domain other than as the result of a breach of your obligations under this Agreement or other wrongful or unauthorized disclosure.

(d) “Developments” means all developments, improvements, inventions, trademarks, discoveries, formulas, processes, ideas, techniques, know-how and data, whether or not patentable, registrable or copyrightable, made, held, acquired, owned, conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment with us or during any time period that includes a portion of your employment with us that are within the scope of our business. A matter is deemed to be within the scope of our business if the matter (i) is related to or useful in our past, present or targeted future business, (ii) results from tasks assigned to you by us, (iii) results from the use of premises or property (including, but not limited to, Confidential Information, computer systems or any of our other resources) owned, leased, or contracted for by us, or (iv) results from your access to Confidential Information.

2. At Will Employment Status. Your employment with us is for a period of 12 months (the “Term”), subject to your right and our right to terminate your employment for any reason immediately at will, with no cause or prior notice and without severance pay. You will receive $20,000 per month, paid in accordance with our standard payroll practices and subject to deductions for taxes and other applicable withholdings. You will devote all of your working time to such services and duties as the Company directs, unless we give written permission to you to perform duties for others. You will comply with rules and regulations adopted by us in regard to employment matters. In the event the Company terminates your employment for any reason prior to the end of the Term, other than for Cause, you will be entitled to receive your regular salary in accordance with standard payroll practices through the end of the Term, excluding bonus pay and the value of any fringe or other benefits. Such amount, if any, will be subject to deductions for taxes and other applicable withholdings. If the termination of your employment with the Company is for Cause, or if you resign or terminate your employment, you will not be entitled to any pay, other than such pay earned through the date of such termination.

3.Ownership, Protection and Nondisclosure of Confidential Information.

(a) All Confidential Information, in whatever form and in whatever medium recorded, is and shall remain solely our property. At all times, both during and after your employment with us, you will:

(i) maintain and protect the confidentiality of all Confidential Information;

(ii) not disclose any Confidential Information to any other party without the prior written consent of at least two officers of the Company;

(iii) not use any Confidential Information for any purpose other than performing your duties as an employee of the Company; and

(iv) not remove any Confidential Information from our premises except as necessary to carry out your duties as directed and authorized by the Company.

(b) Any trade secrets of the Company will be entitled to all of the protections and benefits under any applicable state and federal trade secret law and any other applicable law. If any information that we deem to be a trade secret is found by a court not to be a trade secret for purposes of this Agreement, the information will nevertheless be considered Confidential Information for purposes of this Agreement. You hereby waive any requirement that we submit proof of the economic value of any trade secret or post a bond or other security.

4.Return of Company Property. Immediately upon termination of your employment with us, or immediately upon request from us, whichever first occurs, you will return all of our property to us, including but not limited to Confidential Information. You will not retain any Company property or Confidential Information, including, but not limited to, copies or reproductions of Confidential Information or notes relating to Confidential Information.

5.Developments.

(a) Every Development is the exclusive property of the Company. You acknowledge that all writing, works of authorship and other Developments are the property of the Company, including any copyrights, patents or other intellectual property rights pertaining to Developments. If it is determined that any works are not property of the Company, you will confirm, and execute documents as necessary for, the assignment of all of your right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Developments.

(b) You will disclose to us in writing any Development.

(c) You hereby assign to us any rights, title and interest you have, may have or may acquire in any and all Developments and you will assist us in every proper way (costs of said acquisition at our expense) to obtain and enforce patents, copyrights or other legal protections with respect to Developments in any and all countries. To that end, you will provide appropriate assistance and execute all documents for use in the Company’s applying for and obtaining patents or rights regarding any Developments and enforcing the same, as we may desire, together with any assignments of Developments to us or parties designated by us. If we are unable for any reason to secure your signature to a document serving one of the purposes described in this paragraph (c), you hereby irrevocably designate and appoint the Company and its authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf to execute and file such documents.

(d) Upon termination of your employment or promptly upon the request of the Company, you will surrender to the Company all memoranda, notes, records, sketches, drawings and other documents and data of any kind, in whatever form or medium, pertaining to or containing any Developments that are in your possession or under your control.

(e) You agree not to assert any claim against our right to any Developments.

6.Use of Confidential Information of Other Parties. You represent and warrant that you have not retained and will not use any materials or documents belonging to you or a former employer or any other party that are not generally available to the public, unless express written authorization for their possession and use has been obtained from that person and us. You will not breach any obligation of confidentiality that you owe to any former employer or other party, and you will fulfill all such obligations during the period of your employment with us.

7.Purpose of Agreement; Other Employment. The covenants and restrictions contained in this Agreement are intended to protect the legitimate business interests of the Company and its clients and not to prevent or interfere with your ability to earn a living.

8.Remedies. You acknowledge that any violation of any of the covenants contained in Sections 3, 4, and 5 of this Agreement may give rise to substantial and irreparable injury to us, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available, we will be entitled to seek and obtain, without posting a bond, injunctive relief for a breach of, or specific performance of, any of your covenants and promises contained in those Sections.

9.Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of your and our express desire that the Company be protected to the greatest possible extent under applicable law from the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

10.Waivers. The waiver by you or us of any breach of this Agreement will not be deemed to constitute a waiver of any later breach. Failure to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right later to enforce those provisions.

11.Whistleblower Immunity under Defend Trade Secrets Act. You understand that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You also understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order. Finally, you understand that, for purposes of this provision, the term “employee” includes any individual performing work as a contractor or consultant for an employer.

12.Governing Law; Venue; Jury Trial Waiver. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Colorado, without regard to the conflicts of laws principles of that State. By executing this Agreement, each party submits to in personam jurisdiction to courts (state or federal) located in the State of Colorado, and hereby waives the right to a jury in any dispute arising under or related to this Agreement.

13.Complete Agreement; Binding Effect; Survival. This Agreement constitutes the entire agreement between you and us with respect to its subject matter and may not be amended, supplemented, canceled or discharged except by a written instrument signed by both you and an authorized Company representative. This Agreement supersedes any and all prior agreements between the parties with respect to the matters covered in this Agreement. This Agreement is binding upon, and will inure to the benefit of, the parties’ respective representatives, heirs, successors and assigns. Your obligations in this Agreement survive any termination of your employment with the Company for any reason and regardless of which party initiated the termination.

[SIGNATURES ON FOLLOWING PAGE]

You and we have executed this Agreement as of the date set forth in the first paragraph.

EMPLOYEE			SCOTT'S LIQUID GOLD-INC.

By:	/s/ Tisha Pedrazzini	By:	/s/ Kevin A. Paprzycki
Printed Name:	Tisha Pedrazzini	Printed Name:	Kevin A. Paprzycki
Position:	Interim co-President	Position:	Interim co-President and CFO